SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) March 9, 2006
ALLIED HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 373-4285
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 9, 2006, Allied Holdings, Inc. (the “Company”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with respect to the Company’s Debtor-in-Possession Credit Agreement, as amended (the “DIP Facility”), by and among the Company, Allied Systems, Ltd. (L.P.) and certain subsidiaries of the Company, on the one hand, and General Electric Capital Corporation, Morgan Stanley Senior Funding, Inc., Marathon Structured Financing Fund, L.P., GECC Capital Markets Group, Inc., and the other lenders from time to time party thereto (collectively, the “Lenders”). In connection with (i) the delivery to the Lenders, as required by the terms of the DIP Facility, of certain financial information for the month ended January 31, 2006 and for the last twelve months ended January 31, 2006 and (ii) the communication to the Lenders by the Company of its preliminary results for the twelve month period ended December 31, 2005, the Company determined that it was not in compliance with certain financial covenants of the DIP Facility related to the Company’s EBITDA and Maximum Leverage Ratio, each as defined in the DIP Facility. Failure to comply with such financial covenants, constitutes a Default or an Event of Default, each as defined in the DIP Facility.
     Pursuant to the Forbearance Agreement, the Lenders agreed that, during the forbearance period, as described below, the Lenders would agree that the financial covenants violations do not constitute a Default or an Event of Default and to temporarily refrain from exercising certain of their remedies under the DIP Facility. Such forbearance is conditioned upon, among other things, (i) the EBITDA for the rolling twelve-month periods ending on each of December 31, 2005 and January 30, 2006, in each case as reflected in financial information to be provided to the Lenders being equal to or greater than the applicable amounts reflected in the Forbearance Agreement and (ii) the Leverage Ratio as of the last day last day of each of January 31, 2006 and December 31, 2005, in each case as reflected in the financial information to be delivered to the Lenders being equal to or less than the applicable ratios specified in the Forbearance Agreement. The forbearance period will run from March 9, 2006, the date of the Forbearance Agreement, until the earlier of (i) April 3, 2006, (ii) the occurrence of any other Event of Default under the DIP Facility, and (iii) the failure by the Company to comply with any of the conditions of the Forbearance Agreement. Following the expiration of the forbearance period, the Lenders will have the right to exercise any and all remedies under the DIP Facility.
     Although the Lenders have agreed to forbear from deeming the financial covenant violations from being a default or an event of default under the DIP Facility, the Lenders have reserved the right to cease making any additional advances of funds to the Company under the DIP Facility. Although the Company is not aware of any Lender that intends to cease making advances under the DIP Facility, no assurances can be provided that the Lenders will continue to allow the Company to obtain advances of funds on the DIP Facility. Any cessation or material limitation on advances to the Company would have a material adverse effect on the ability of the Company to continue operations. The Company is currently negotiating with the Lenders to amend the DIP Facility to, among other things, waive the Default or Event of Default with respect to the financial covenant violations described herein and to prospectively modify the financial covenants set forth in the DIP Facility. No assurance can be provided by the Company that it will be able to amend the DIP Facility or that, if amended, the Company will be able to remain in compliance with the terms of the DIP Facility as so amended.
     Except as described above, all other terms of the DIP Facility remain in full force and effect.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.
Dated: March 10, 2006	By:	/s/ Thomas H. King
		Name:	Thomas H. King
		Title:	Executive Vice President and Chief Financial Officer